UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

____________April 30, 2008_______________
Date of Report (Date of Earliest Event Reported)

Commission file number  –  2-63322

INTERNATIONAL SHIPHOLDING CORPORATION
(Exact name of registrant as specified in its charter)

 Delaware                                                                  36-2989662
                                    (State or other jurisdiction of                                                       (I.R.S. Employer Identification Number)
                                    incorporation or organization)

 11 North Water Street, Suite 18290             Mobile, Alabama                      36602
                            (Address of principal executive offices)                                                        (Zip Code)

       (251) 243-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ]  Written communications pursuant to Rule 425 under the Securities Act
 [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 [ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 [ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02                      Compensatory Arrangements of Certain Officers

On April 30, 2008, our Compensation Committee granted the following number of shares of restricted stock to our executive officers:

•	Niels M. Johnsen-80,000 shares
•	Erik L. Johnsen-80,000 shares
•	Manuel G. Estrada-15,000 shares

The Johnsens’ grants will each vest ratably over approximately four years, with one-quarter of their restricted shares vesting on each of February 1, 2009, February 1, 2010, February 1, 2011 and February 1, 2012.  Mr. Estrada’s grant will vest ratably over approximately three years, with one-third of his restricted shares vesting on each of February 1, 2009, February 1, 2010 and February 1, 2011.  For the remaining terms of the grants, please see the form of restricted stock agreement filed as an exhibit to this report.

On April 30, 2008, our Compensation Committee also authorized change of control agreements that will commit us to pay each of our executive officers who is terminated without cause or resigns under certain specified circumstances within specified periods following a change of control of the Company (i) a lump sum cash severance payment equal to a multiple of such officer’s annual salary and bonus, (ii) the officer’s currently pending bonus and (iii) certain other benefits.  The multiple used to determine the amount of the lump sum cash severance payments will be three times salary and bonus for the Johnsens and two times salary and bonus for Mr. Estrada.

At its April 30, 2008 meeting, the Compensation Committee, in an effort to increase the competitiveness of our executive pay, raised the salaries of each of our executive officers by 10%, and increased the target level of their short-term incentive bonuses (from 30% of salary to 40% for Mr. Estrada and 50% for the Johnsens) payable if we attain certain specified pre-tax adjusted 2008 income levels.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

10.1	Form of restricted stock agreement dated April 30, 2008 between International Shipholding Corporation and each of its executive officers.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL SHIPHOLDING CORPORATION

/s/ Manuel G. Estrada
_____________________________________________
Manuel G. Estrada
Vice President and Chief Financial Officer

Date ____May 6, 2008